EXHIBIT 21.1

List of Subsidiaries

(Direct and Indirect Ownership)

Name	State of Incorporation

First Farmers and Merchants Bank	Tennessee

F & M West, Inc.	Tennessee

Maury Tenn, Inc.	Nevada

Maury Tenn Properties, Inc.	Maryland